UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 2, 2018

ZOGENIX, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34962	20-5300780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5858 Horton Street, Suite 455, Emeryville, CA	94608
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (510) 550-8300
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Ashish Sagrolikar as Executive Vice President and Chief Commercial Officer

On July 2, 2018, Zogenix, Inc. (“Zogenix” or the “Company”) announced the appointment of Ashish Sagrolikar as Executive Vice President and Chief Commercial Officer, effective July 2, 2018.

Mr. Sagrolikar, age 51, has over twenty five years of global pharmaceutical sales, marketing and operations experience. Mr. Sagrolikar previously served as Vice President, Marketing at GlaxoSmithKline plc from April 2014 through June 2018 after joining GlaxoSmithKline plc as Commercial Leader, Rare Diseases in June 2013. From November 2009 through June 2013, Mr. Sagrolikar served in various sales, marketing and business development roles at Baxter International Inc. Mr. Sagrolikar earned his MBA at the Institute of Management Development (IMD) in Lausanne, Switzerland, in 2000, and a Bachelor of Pharmacy from the Government College of Pharmacy, Karad, India, in 1987.

In connection with his appointment, the Company entered into an employment agreement (the “Sagrolikar Employment Agreement”), effective July 2, 2018. Under the Sagrolikar Employment Agreement, Mr. Sagrolikar’s initial annual base salary will be $385,000, which amount will be subject to increase each year at the discretion of the Board or an authorized committee thereof. Mr. Sagrolikar will also be eligible to participate in an annual incentive program established by the Board. Mr. Sagrolikar’s target annual incentive compensation under such incentive program will be 45% of his then-applicable annual base salary (which bonus will not be prorated for 2018 for partial year service). Mr. Sagrolikar will also be eligible to receive relocation assistance (and related tax-gross ups to the extent such relocation payments are taxable income to Mr. Sagrolikar) up to an aggregate of $220,000, plus temporary housing at the Company's expense until his relocation to the San Francisco Bay Area (but in no event beyond September 1, 2019).

Pursuant to the Sagrolikar Employment Agreement, if the Company terminates Mr. Sagrolikar’s employment without “cause” or if Mr. Sagrolikar resigns for “good reason” (each as defined in the Sagrolikar Employment Agreement) or Mr. Sagrolikar’s employment is terminated as a result of his death or following his permanent disability, Mr. Sagrolikar or his estate, as applicable, is entitled to the following payments and benefits: (1) a lump sum cash payment in an amount equal to 12 months of his base salary as in effect immediately prior to the last day of his employment; (2) continuation of health benefits for a period of 12 months following the last day of his employment; and (3) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards as to the number of stock awards that would have vested over the 12-month period following termination had Mr. Sagrolikar remained continuously employed by the Company during such period.

If Mr. Sagrolikar is terminated without cause or resigns for good reason during the period commencing 60 days prior to a “change in control” (as defined in the Sagrolikar Employment Agreement) or 12 months following a change in control, Mr. Sagrolikar shall be entitled to receive a lump sum cash payment in an amount equal to his “bonus” (as defined in the Sagrolikar Employment Agreement) for the year in which the termination of employment occurs. In addition, in the event of a change in control, the vesting and exercisability of 50% of Mr. Sagrolikar’s outstanding unvested stock awards shall be automatically accelerated and, in the event Mr. Sagrolikar is terminated without cause or resigns for good reason within three months prior to or 12 months following a change in control, the vesting and exercisability of 100% of Mr. Sagrolikar’s outstanding unvested stock awards shall be automatically accelerated (provided that his restricted stock units will only vest under this provision in the event of an involuntary termination within 12 months following a change in control and not before a change in control).

The Sagrolikar Employment Agreement also contains standard confidentiality, non-competition and non-solicitation covenants.

Upon the commencement of Mr. Sagrolikar’s employment with the Company, he was granted options to purchase 100,000 shares of common stock of the Company pursuant to the Company’s Employment Inducement Equity Incentive Award Plan (the “Inducement Plan”), which provides for the granting of equity awards to new employees of the Company. The options have a ten-year term and an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The options will vest over a four-year period, with 25% of the options vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments over the three years thereafter. Mr. Sagrolikar was also granted 15,000 restricted stock units pursuant to the Inducement Plan. The restricted stock units will vest over a four-year period at the rate of 25% of the restricted stock units on each of the first four anniversaries of Mr. Sagrolikar’s commencement of employment. The awards were approved by the independent compensation committee of the Board on May 31, 2018 to be granted effective on Mr. Sagrolikar’s commencement of employment, and were granted as an inducement material to Mr. Sagrolikar entering into employment with the Company in accordance with Nasdaq Marketplace Rule 5635(c)(4).

The foregoing description of the Sagrolikar Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which will be filed by the Company as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOGENIX, INC.

Date:	July 2, 2018	By:	/s/ Stephen J. Farr, Ph.D.
		Name:	Stephen J. Farr, Ph.D.
		Title:	President and Chief Executive Officer